Exhibit 10.11

MORNINGSTAR, INC. 2004

STOCK INCENTIVE PLAN

DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT (including Schedule 1 hereto, the “Award Agreement”) is made under the Morningstar, Inc. 2004 Stock Incentive Plan (the “Plan”) as of the Grant Date specified in Schedule 1 to this Award Agreement (“Schedule 1”).  Any term capitalized but not defined in this Award Agreement will have the meaning set forth in the Plan.

BETWEEN:

(1)        MORNINGSTAR, INC., an Illinois corporation (the “Company”); and

(2)        The Participant identified in Schedule 1.

1          GRANT OF RESTRICTED STOCK UNITS

1.1        In accordance with the terms of the Plan and subject to the terms and conditions of this Award Agreement, the Company hereby grants to the Participant the number of Restricted Stock Units specified in Schedule 1.

1.2        Each Restricted Stock Unit is a notional amount that represents one unvested share of common stock, no par value, of the Company (a “Share”).  Each Restricted Stock Unit constitutes the right, subject to the terms and conditions of the Plan and this Award Agreement, to distribution of a Share if and when the Restricted Stock Unit vests.

1.3        The Participant hereby agrees to be bound by the terms of this Award Agreement and the Plan.

1.4        Further details of the Restricted Stock Units granted to the Participant under the terms of this Award Agreement are set forth in Schedule 1.

1.5        In the case of conflict between the terms contained in this Award Agreement and those contained in the Plan, the Plan shall prevail, unless and to the extent otherwise expressly stated in this Award Agreement.

2          RIGHTS AS A SHAREHOLDER

2.1        Unless and until a Restricted Stock Unit has vested and the Share underlying it has been distributed to the Participant, the Participant will not be entitled to vote that Share.

2.2        If the Company declares a cash dividend on the Shares, then, on the payment date of the dividend, the Participant will be credited with dividend equivalents equal to the amount of cash dividend per Share multiplied by the number of Restricted Stock Units credited to the Participant through the record date for the dividend.  The dividend equivalents credited to the Participant under the preceding sentence will be deemed to be reinvested in additional Restricted Stock Units and credited to the Participant’s Restricted Stock Unit account.  The Restricted Stock Units credited as a result of such dividend equivalents will be subject to the same terms regarding vesting and forfeiture as the Participant’s Restricted Stock Units awarded hereunder, and, subject to the following sentence, will be distributed in Shares at the same time and in the same proportion that the Shares associated with the Participant’s Restricted Stock Units are delivered (or forfeited at the time that the Participant’s Restricted Stock Units are forfeited).  Fractional Shares may be settled in cash or otherwise, including by rounding up or down to the nearest whole number, as the Committee determines.

3          TERMINATION OF SERVICE AND OTHER CHANGES IN SERVICE STATUS

3.1        If the Participant’s Service (as defined in Section 3.3) terminates for any reason other than Disability, death, or by virtue of the Company’s 12 year term limit for non-employee directors, the Participant will forfeit the right to receive Shares underlying any Restricted Stock Units that have not vested at that time.  Notwithstanding anything in the Plan to the contrary, for purposes of this Award Agreement, “Disability” shall mean the condition of being “disabled” as provided in Code Section 409A(a)(2)(C).

3.2        If the Participant’s Service terminates on account of the Disability or death of the Participant or by virtue of the Company’s 12 year term limit for non-employee directors, the Shares underlying all of the Restricted Stock Units awarded hereunder shall become immediately vested and be distributed to the Participant or the Participant’s beneficiary under the Plan as soon as practical.

3.3        For purposes of this Award Agreement “Service” means the provision of services to the Company or its Affiliates in the capacity of an Employee or a Director but not as a Consultant.

4          TIMING AND FORM OF PAYMENT

4.1        Once a Restricted Stock Unit vests, the Participant will be entitled to receive a Share in its place.  Delivery of the Share will be made as soon as administratively feasible after its associated

Restricted Stock Unit vests, but no later than 2½ months from the end of the calendar year in which such vesting occurs.

5          WITHHOLDING OBLIGATIONS

5.1        Without limiting the Company’s power or rights pursuant to Article 16 of the Plan, amounts required by tax law or regulation to be withheld by the Company with respect to any taxable event arising under this Award Agreement will be satisfied by having Shares withheld in accordance with the first sentence of Section 16.2 of the Plan.  In addition, the Participant may elect to deliver to the Company the necessary funds to satisfy the withholding obligation, in which case there will be no reduction in the Shares otherwise distributable to the Participant.

6          NOTICES

6.1        Any notice or other communication required or permitted under this Award Agreement must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender’s expense.  Notice will be deemed given when delivered personally or, if mailed, three days after the date of deposit or, if sent by overnight courier, on the regular business day following the date sent.  Notice to the Company should be sent to Morningstar, Inc., 22 West Washington Street, Chicago, Illinois, 60602, Attention: General Counsel.  Notice to the Participant should be sent to the address of the Participant contained in the Company’s records.  Either party may change the person and/or address to whom the other party must give notice by giving such other party written notice of such change, in accordance with the procedures described above.

7          CONSTRUCTION

7.1        The Restricted Stock Units granted hereunder are subject to any rules and regulations promulgated by the Committee pursuant to the Plan, now or hereafter in effect.

7.2        The Company and the Participant may amend this Award Agreement only by a written instrument signed by both parties, provided, that the Company may amend this Award Agreement without further action by the Participant if (i) such amendment is deemed by the Company to be advisable or necessary to comply with applicable law, rule, or, regulation, including Section 409A of the Code, or (ii) if such amendment is not to the detriment of the Participant.

7.3        The parties may execute this Award Agreement in one or more counterparts, all of which together shall constitute but one Award Agreement.

IN WITNESS whereof the parties have executed this Restricted Stock Unit Award Agreement as of the Grant Date specified in Schedule 1.

Participant

(Participant’s signature)

(Print name)

Morningstar, Inc.

By:

Its:

PLEASE RETURN BY:  «DATE»

SCHEDULE 1

DETAILS OF RESTRICTED STOCK UNIT GRANTED TO THE PARTICIPANT

Participant’s name:	«First» «Name»
Grant Date:	«Grant_date»
Number of Restricted Stock Units:	«Total_RSU_Grant»
Vesting of Restricted Stock Units:

Subject to, and except as otherwise provided by, the Award Agreement, including Section 3.2 thereof, the Restricted Stock Units subject to the Award Agreement vest in installments, with each installment becoming vested on the “Vesting Date” shown below, if the Participant has remained in continuous Service until that Vesting Date. Notwithstanding the foregoing, the Board or the Committee may cause the Restricted Stock Units granted hereby to vest at an earlier date pursuant to its authority under the Plan.

	Number of Restricted Stock Units	Vesting Date
	«Year1Vest»	«VestDateY1»
	«Year2Vest»	«VestDateY2»
	«Year3Vest»	«VestDateY3»